UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 6, 2024

KBR, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-33146			20-4536774
(State or other jurisdiction of incorporation)	(Commission File Number)			(I.R.S. Employer Identification No.)

	601 Jefferson Street
	Suite 3400
	Houston,	Texas	77002
	(Address of principal executive offices)
Registrant's telephone number including area code: (713) 753-2000

Title of each class	Trading symbol	Name of each exchange on which listed
Common Stock, $0.001 par value	KBR	New York Stock Exchange

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(b) Departure of Directors or Certain Officers.

On December 6, 2024, Mark E. Baldwin notified KBR, Inc. (“KBR”) of his decision to retire from service on KBR’s Board of Directors (the “Board”) effective December 7, 2024. Mr. Baldwin has served on the Board since October 2014. Mr. Baldwin’s retirement from the Board was not due to any disagreement with KBR on any matter relating to KBR’s operations, policies or practices. As a result of Mr. Baldwin’s retirement, the Board has reduced its size from eleven to ten members.

Mr. Baldwin served as a member of the Audit Committee and Sustainability & Corporate Responsibility Committee for the duration of his tenure. He served as Chair of the Audit Committee for seven years.

Stuart Bradie, KBR President and Chief Executive Officer, remarked, “I would like to congratulate Mark on his retirement and thank him for his outstanding service to the KBR Board. Mark’s insights and experience at the Board have been invaluable and his leadership of the Audit Committee was instrumental in moving KBR forward as we transformed and matured.”

General Lester Lyles, KBR Chairman of the Board, commented, “Mark has been an integral member of KBR’s Board for over ten years. His experience and exacting standards in corporate governance earned the trust and respect of everyone on the KBR Board and throughout the organization. It has been a pleasure to work alongside Mark, and I wish him a wonderful retirement.”
SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KBR, INC.

December 9, 2024	/s/ Sonia Galindo
Sonia Galindo
Executive Vice President, General Counsel & Corporate Secretary